Exhibit 99.1

105 Norton Street • Newark, NY 14513 • Ph: (315) 331-7742 • Fax: (315) 331-3547 • www.iec-electronics.com

IEC Electronics Names Brett E. Mancini Vice President of Business Development and

Michael T. Williams Vice President of Finance

Newark, NY – February 11, 2014 – IEC Electronics Corp. (NYSE MKT: IEC) has announced the election of Brett Mancini as a corporate officer and Vice President of Business Development and Engineering Services and the appointment of Michael T. Williams as Vice President of Finance. Mr. Mancini will report directly to W. Barry Gilbert, Chairman and Chief Executive Officer and Mr. Williams will report to Vincent Leo, Chief Financial Officer.

W. Barry Gilbert commented, “Brett’s promotion to Vice President of Business Development and Engineering Services is richly deserved and is in recognition of his contribution to the Company. It reflects our confidence in his ability to strengthen IEC for future success. Likewise, we believe Mike’s solid track record and diversity of skills will be a strong addition to the Company’s finance department. I am excited about the momentum Brett and Mike bring to our leadership team and look forward to taking full advantage of the depth of their combined experience.”

Mr. Mancini joined IEC in 2008 as Director of Customer Management and was promoted in 2010 to Vice President of Sales and Customer Management. He has spent his commercial career in the contract manufacturing industry, previously holding management positions with Solectron Corporation, which was subsequently acquired by Flextronics International Ltd., and with Plexus Corp. Brett has a BS from Clarkson University and an MSEM from Kansas State University.

Mr. Williams previously served in a number operations and finance roles during his career at Bausch & Lomb Incorporated. Before that, Mike was a financial analyst with Harris Corporation. He began his career as a CPA with KPMG Peat Marwick. Mike has a BA from St. Bonaventure University and an MBA from the University of Rochester.

About IEC Electronics

IEC Electronics Corporation is a premier provider of electronic manufacturing services (“EMS”) to advanced technology companies primarily in the military and aerospace, medical, industrial and communications sectors. The Company specializes in the custom manufacture of high reliability, complex circuit cards, system level assemblies, a wide array of custom cable and wire harness assemblies, precision sheet metal products, and advanced research and testing services. As a full service EMS provider, IEC is a world-class ISO 9001:2008, AS9100 and ISO13485 certified company. The AS9100 certification enables IEC to serve the military and commercial aerospace markets. The ISO13485 certification supports the quality requirements of medical device markets. The Company is also AC7120 Nadcap accredited for electronics manufacturing to support the most stringent quality requirements of the aerospace industry, as well as ITAR registered and NSA approved under the COMSEC standard. Dynamic Research and Testing Laboratories (DRTL), the Company’s newest business unit, is an ISO 17025 accredited laboratory specializing in the testing and detection of counterfeit electronic parts, as well as component risk mitigation and advanced failure analysis. IEC Electronics is headquartered in Newark, NY (outside of Rochester) and also has operations in Rochester, NY, Albuquerque, NM and Bell Gardens, CA. Additional information about IEC can be found on its web site at www.iec-electronics.com.

Contact:	W. Barry Gilbert	John Nesbett or Jennifer Belodeau
	CEO	Institutional Marketing Services (IMS)
	IEC Electronics Corp.	(203)972-9200
	(315) 332-4538	jnesbett@institutionalms.com
	wbgilbert@iec-electronics.com	jbelodeau@institutionalms.com